Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations: Mel Stephens VP – IR and Corporate Communications (248) 447-1624

Media: Andrea Puchalsky Director — Corporate Communications (248) 447-1651

Lear Reports Record Third-Quarter Net Sales of $3.5 Billion

     Southfield, Mich., October 17, 2003 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported financial results for the third quarter of 2003.

Third-Quarter Highlights Include:

•	Record net sales of $3.5 billion, up 5% from a year ago

•	Net income per share of $1.10, up 21% from a year ago

•	Investment grade credit rating achieved

•	Interior Excellence award from DaimlerChrysler

     For the third quarter of 2003, Lear posted record net sales of $3.5 billion and net income of $76.1 million, or $1.10 per share. These results compare to net sales of $3.3 billion and net income of $61.6 million, or $0.91 per share, for the third quarter of 2002. Third-quarter net income per share was slightly above guidance, as implementation costs for some of the productivity and facility actions planned to commence in the third quarter will now begin in the fourth quarter.

     “We continued our positive momentum by setting a third-quarter sales record, achieving investment grade credit ratings from Standard & Poor’s and Fitch and earning an award of recognition from a top customer,” said Bob Rossiter, Lear Chairman and Chief Executive Officer.

     The 5% increase in net sales from the year-earlier third quarter reflects primarily the addition of new business globally. The favorable impact of a stronger Euro was largely offset by lower vehicle production in North America (down 5%) and in Western Europe (down 5%).

     The 21% improvement in third-quarter net income per share compared to the year-earlier period reflects primarily the profit contribution from productivity initiatives, global new business, lower interest expense and a lower corporate tax rate, offset in part by weaker industry production.

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     For the quarter, free cash flow was $77 million. (Net cash provided by operating activities was $102 million; a reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

     The upgrade by Standard & Poor’s Rating Services and the decision by Fitch Ratings to initiate coverage of Lear with an investment grade rating reflect Lear’s reduced leverage and solid financial performance amid challenging industry conditions.

     “Our focus on customer satisfaction and operational excellence is allowing us to grow our business, strengthen our financial position and deliver value to our shareholders,” Rossiter added. “As we move forward, the Lear team will work relentlessly to further improve our quality and operating performance to meet the aggressive targets set by our customers.”

Fourth-Quarter and Full-Year 2003 Outlook

     For the fourth quarter of 2003, net sales are expected to be approximately $4.0 billion. The increase from a year ago reflects the addition of new business globally and a stronger Euro, offset by lower vehicle production in Western Europe (down 7%). Net income is expected to be in the range of $1.75 to $1.85 per share. Fourth-quarter net income includes the impact of up-front implementation costs of ongoing facility actions which were previously planned to commence in the third quarter. Capital spending is expected to be approximately $100 million, and free cash flow is forecasted to be about $75 million. For the fourth quarter, the corporate tax rate is anticipated to be 28%.

     For the full year, net sales are expected to be about $15.5 billion, compared with $14.4 billion in 2002. This increase reflects the addition of new business globally and a stronger Euro, offset in part by lower vehicle production in North America (down from 16.4 million units last year to approximately 15.9 million units this year) and in Western Europe (down from 16.4 million units to 15.9 million units). Net income is expected to be in the range of $5.40 to $5.50 per share. Full-year capital spending is projected to be approximately $315 million, and free cash flow is anticipated to be slightly above $400 million.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $14.4 billion in 2002, Lear is the world’s largest automotive interior systems supplier. The Company’s world-class products are designed, engineered and manufactured by more than 115,000 employees at 280 facilities located in 33 countries.

     Lear’s news releases and other information, including certain financial and statistical information presented during its periodic earnings conference calls, are available on the Company’s website at www.lear.com. Lear will webcast live its third-quarter earnings conference call through the Investor Relations link at www.lear.com at 9:00 a.m. (Eastern) on October 17, 2003. In addition, one may access the conference call by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international) with the access code number of 1943875. The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) with the access code number of 1943875 and will be available until October 24, 2003.

Use of Non-GAAP Financial Information

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and thus, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For a reconciliation of free cash flow to net cash provided by operating activities, see the attached supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the outcome of legal proceedings, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and the Company does not assume any obligation to update them.

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Lear Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended

	September 27,	September 28,
	2003	2002

Net sales	$3,491.5	$3,337.4
Cost of sales	3,187.8	3,053.1
Selling, general and administrative expenses	140.6	125.4
Interest expense	44.5	53.0
Other expense, net	12.9	13.2

Income before income taxes	105.7	92.7
Income taxes	29.6	31.1

Net income	$76.1	$61.6

Basic net income per share	$1.13	$0.94

Diluted net income per share	$1.10	$0.91

Weighted average number of shares outstanding — basic	67.1	65.7

Weighted average number of shares outstanding — diluted	69.0	67.5

Lear Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Nine Months Ended

	September 27,	September 28,
	2003	2002

Net sales	$11,491.4	$10,664.2
Cost of sales	10,525.9	9,778.0
Selling, general and administrative expenses	428.8	389.9
Interest expense	146.7	163.4
Other expense, net	38.6	41.9

Income before income taxes and cumulative effect of a change in accounting principle	351.4	291.0
Income taxes	103.3	97.5

Income before cumulative effect of a change in accounting principle	248.1	193.5
Cumulative effect of a change in accounting principle,
net of tax	—	298.5 (a)

Net income (loss)	$248.1	$(105.0)

Basic income per share before cumulative effect of a change in accounting principle	$3.74	$2.97

Basic net income (loss) per share	$3.74	$(1.61)

Diluted income per share before cumulative effect of a change in accounting principle	$3.65	$2.89

Diluted net income (loss) per share	$3.65	$(1.57)

Weighted average number of shares outstanding — basic	66.3	65.2

Weighted average number of shares outstanding — diluted	68.1	67.1

(a)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this statement, goodwill is no longer amortized but is subject to annual impairment analysis. The Company’s initial impairment analysis compared the fair values of each of its reporting units, based on discounted cash flow analyses, to the related net book values. As a result, the Company recorded impairment charges of $310.8 million ($298.5 million after-tax or $4.46 per diluted share) as of January 1, 2002. These charges are reflected as a cumulative effect of a change in accounting principle, net of tax in the consolidated statement of operations for the nine months ended September 28, 2002.

Lear Corporation and Subsidiaries
Consolidated Balance Sheets
(In millions)

	September 27,	December 31,
	2003	2002

	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$102.5	$91.7
Accounts receivable	2,252.6	1,508.0
Inventories	512.1	489.7
Recoverable customer engineering and tooling	185.1	153.2
Other	244.6	265.1

	3,296.9	2,507.7

Long-Term:
PP&E, net	1,717.7	1,710.6
Goodwill, net	2,897.5	2,860.4
Other	441.3	404.3

	5,056.5	4,975.3

Total Assets	$8,353.4	$7,483.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$11.3	$37.3
Accounts payable and drafts	2,404.8	1,966.4
Accrued liabilities	1,195.0	1,037.6
Current portion of long-term debt	4.4	3.9

	3,615.5	3,045.2

Long-Term:
Long-term debt	2,042.2	2,132.8
Other	665.4	642.7

	2,707.6	2,775.5

Stockholders’ Equity	2,030.3	1,662.3

Total Liabilities and Stockholders’ Equity	$8,353.4	$7,483.0

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle data)

	Three Months Ended

	September 27,	September 28,
	2003	2002

Net Sales
U.S. and Canada	$1,858.0	$1,948.3
Europe	1,228.5	1,022.0
Rest of World	405.0	367.1

Total	$3,491.5	$3,337.4

Content Per Vehicle *
North America	$582	$579
Western Europe	331	265
South America	104	75

Free Cash Flow **
Net cash provided by operating activities	$102.3	$69.8
Net change in sold accounts receivable	51.3	21.6

Net cash provided by operating activities before net change in sold accounts receivable	153.6	91.4
Capital expenditures	(76.9)	(70.8)

Free cash flow	$76.7	$20.6

Depreciation	$82.6	$75.3

	Nine Months Ended

	September 27,	September 28,
	2003	2002

Net Sales
U.S. and Canada	$6,285.7	$6,319.4
Europe	4,015.7	3,263.1
Rest of World	1,190.0	1,081.7

Total	$11,491.4	$10,664.2

Content Per Vehicle *
North America	$592	$568
Western Europe	313	253
South America	90	85

Free Cash Flow**
Net cash provided by operating activities	$359.6	$370.1
Net change in sold accounts receivable	190.9	27.4

Net cash provided by operating activities before net change in sold accounts receivable	550.5	397.5
Capital expenditures	(214.2)	(173.3)

Free cash flow	$336.3	$224.2

Depreciation	$234.7	$223.0

*	Content Per Vehicle for 2002 has been updated to reflect actual production levels.
**	See “Use of Non-GAAP Financial Information” included in this news release.

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